Exhibit 99(a)

Portman Limited

ABN 22 007 871 892 Level 11 The Quadrant 1 William Street Perth 6000 Western Australia GPO Box W2017 Perth, 6001 Tel: 61 8 9426 3333 Fax: 61 8 9426 3344

(9 pages in total)

31 July 2008

The Announcements Officer

Australian Stock Exchange (Sydney) Limited

Level 10

20 Bond Street

SYDNEY NSW 2001

Electronically Lodged

Dear Sir

QUARTERLY REPORT FOR THE PERIOD ENDED 30 JUNE 2008

Please find attached Portman’s Quarterly Report for the period ended 30 June 2008.

Yours faithfully

/s/ C. M. Rainsford
CM Rainsford
Company Secretary
PORTMAN LIMITED

PORTMAN LIMITED

A.B.N. 22 007 871 892

QUARTERLY REPORT FOR THE PERIOD ENDED

30 JUNE 2008

HIGHLIGHTS

Earnings

•

Second quarter earnings were a record $119.3 million, an increase of $91.2 million from the previous corresponding quarter in 2007. The increase is due primarily to an increase in the benchmark price of iron ore. Prices settled at an increase of 80% for fines and 97% increase for lump.

•	First half profit after tax was also a record $137.1 million up 140% from the previous corresponding half.

Corporate

•	Portman’s position on Golden West Resources had risen to 19.9% by end June 2008.

•

Portman completed an off-market share buy-back with 9.8 million shares being bought back for a total of $143.3 million. The shares were bought back at $14.66 which represented a 14% discount to the volume weighted average price five trading days after announcement.

•	Communications with Government on Environmental Policy are continuing.

Koolyanobbing Project

•	Reduced ore and waste movements reflect a conscious decision to reduce in-pit mining in order to deplete ROM stocks over the next 18 months.

•

Ore railed for Q2 08 was in line with the corresponding period in 2007. Rail restrictions related to the re-sleepering project continue to be offset by improvements realised through the ongoing Portman, ARG and WNR rail optimisation project.

•

The re-sleepering project will be completed during August 08. Procurement and detailed planning for the rail upgrade on the Esperance line will commence at the start of Q3 08. No rail restrictions are envisaged during the rail upgrade project.

•	Planning for the plant shutdown in September 08 and the subsequent 8.5Mtpa plant trial is well advanced.

•

Study of the potential for expansion of the Koolyanobbing operations beyond 8.5Mtpa has moved from the conceptual stage to the pre-feasibility stage. The pre-feasibility study is planned to be completed during Q2 2009.

•	Steady implementation of various programmes aimed at raising organisational capability continues.

Cockatoo Island Project

•	Progress with phase 3 mining of the existing deposit is well advanced, with a final recommendation on this project to be presented to the Board during Q3 2008.

•	Latest schedules indicate mining on phase 2 will cease during August 08, with shipping continuing till September 08.

PORTMAN LIMITED

A.B.N. 22 007 871 892

1.0 PORTMAN REPORTS RECORD FIRST HALF EARNINGS

Portman Limited (ASX:PMM) today reported second quarter 2008 unaudited net profit of $119.3 million (2007: $28.1 million) or 71.9 cents per share (2007: 16.0 cents per share). Net profit for the six months ended in 2008 was a record $137.1 million (2007: $57.1 million) or 82.7 cents per share (2006: 32.5 cents per share).

Following is a summary:

	(In Millions Except Per Share)
	Second Quarter		6 Months Ending
	2008	2007	2008	2007
Sales Tonnes (Mt)	1.9	2.2	4.0	4.1
Sales Revenue	$282.6	$137.9	$412.3	$266.2
Net profit before tax	$169.7	$40.0	$195.2	$81.4
Net profit after tax	$119.3	$28.1	$137.1	$57.1
Cents per share	71.9	16.0	82.7	32.5
Depreciation and amortisation	$7.7	$4.9	$17.8	$10.7
Capital additions	$10.1	$2.1	$41.9	$3.6

•	There were $6.3 million and $0.5 million of non-cash additions for the quarter ended 30 June 2008 and 30 June 2007 respectively.

Second Quarter

The increase in net profit after tax of $91.2 million was comprised of a $129.7 million increase in pre-tax profit, net of $38.5 million increase in income taxes. The pre-tax earnings increase of $129.7 million was due primarily to the increase in the 2008 iron ore benchmark on the prior year. The mark-to-market adjustment for the hedge book was an unfavourable $3.6 million from last year reflecting the fair value movement in the time value of option based hedges.

•

Sales revenue increased by $144.7 million which was primarily due to the increase in the 2008 benchmark price for iron ore, $187.6 million. This was partially offset by a lower sales volume, $18.1 million, and the appreciation of the Australian dollar relative to the U.S. dollar $24.8 million.

•

Cost of goods sold has decreased $5.5 million on last year, primarily due to reduced sales volume in the quarter, $10.7 million. This was partially offset by cost escalations (energy and contract labour) of $5.2 million.

•

Other significant increases comprised: shipping and selling costs increased by $8.8 million primarily due to increased sales royalties; exploration and evaluation expenditure increased $3.9 million and borrowing costs increased $1.1 million primarily due to the leased mining equipment. These increased costs were partially offset by interest revenue of $1.2 million.

First 6 Months ending 30 June

The increase in net profit after tax of $80.0 million was comprised of a $113.8 million increase in pre-tax profit, net of $33.8 million increase in income taxes. The pre-tax earnings increase of $113.8 million was due primarily to increased sales revenue of $146.1 million. The mark-to-market adjustment for the hedge book was an unfavourable $6.4 million from last year reflecting the fair value movement in the time value of option based hedges.

•

Sales revenue increased by $146.0 million. This was primarily driven by the increase in the benchmark price, $200.0 million, and was partially offset by foreign exchange, $46.5 million, and a reduction in sales volumes, $7.5 million.

•	Cost of goods sold increased $8.0 million primarily due to cost escalations (energy and contract labour) of $12.2 million. This was partially offset by reduced sales volumes, $4.2 million.

•

Other significant increases comprised: shipping and selling costs increased $8.9 million primarily due to increased sales royalties; exploration and evaluation expenditure increased $5.5 million and borrowing costs increased $2.1 million primarily due to the leased mining equipment. These costs were partially offset by interest income which increased $3.2 million on last year.

Capital Expenditure

The Company’s 2008 capital additions for the quarter totalled $10.1 million and non-cash additions $6.3 million. Additions for the 6 months ending 30 June 2008 totalled $41.9 with non-cash additions totalling $31.4 million.

Capital additions are all funded from current cash flow.

Inventory

At 30 June 2008 Portman had 1.2 million tonnes of finished product inventory, 0.1 million tonnes higher than the end of the 2007 second quarter.

Liquidity

At 30 June 2008, Portman had $80.0 million of cash and cash equivalents and $27.9 million in held to maturity investments exceeding 90 days. At 30 June 2007, Portman had $112.8 million of cash and cash equivalents and $32.5 million in held to maturity investments exceeding 90 days. The decrease in the liquid assets is primarily due to the share buy back undertaken by Portman on 27 June 2008. Portman funded the $143.3 million required for the buy back from liquid assets held at that date.

Outlook

Portman’s production estimate for 2008 production is 8.0 million tonnes comprising 7.7 million tonnes from Koolyanobbing and 0.3 million from Cockatoo Island. Sales tonnes are forecast at the same tonnages as production.

2.0	PORTMAN IRON ORE

2.1	Koolyanobbing Project

2.1.1.	Production

Production and shipments for the quarter were as follows:

(‘000)	Actual Jun Qtr 2008	Actual YTD 2008	Actual Jun Qtr 2007
Waste: (bcm)
Koolyanobbing	621	1,125	390
Mt Jackson	276	542	200
Windarling	2,000	3,925	2,786
Total Waste	2,897	5,591	3,376

Ore Mined: (wmt)
Koolyanobbing	331	669	542
Mt Jackson	766	1,400	420
Windarling	618	1,011	888
Total Ore Mined	1,715	3,079	1,849

Ore Processed: (wmt)
Lump	888	1,697	983
Fines	1,021	2,022	1,090
Total Ore Processed	1,890	3,719	2,073

Ore Railed: (wmt)
Lump	874	1,663	944
Fines	1,050	2,126	987
Total Ore Railed	1,924	3,789	1,931

Ore Shipped: (wmt)
Lump	774	1,644	955
Fines	928	2,004	1,042
Total Ore Shipped	1,702	3,648	1,997

2.2.	Cockatoo Island Joint Venture (100%)

2.2.1.	Production

Production and shipments for the quarter were as follows:

(‘000)	Actual Jun Qtr 2008	Actual YTD 2008	Actual Jun Qtr 2007
Waste (bcm)	23	88	—
Ore Mined (wmt)	242	425	279
Ore Produced (wmt)	324	581	330
Ore Shipped (wmt)	345	640	323

2.3.	Exploration

2.3.1.	Summary

Drilling during the quarter included:

(a)	RC Drill testing of areas of surface enrichment at Perrinvale;

(b)	RC Drill testing of beneficiation targets at Koolyanobbing and Cockatoo Island; and

(c)	RAB and Aircore drilling for detrital iron mineralisation at Koolyanobbing.

2.3.2.	Koolyanobbing Project Area

A summary of drilling activity for the quarter is as follows:

Prospect	Type	No holes	Metres
Koolyanobbing K Deposit	RC	2	342
Koolyanobbing	RAB	54	810
Koolyanobbing	Aircore	53	2,097
Total			3,249

RC drilling commenced in K Pit to test massive magnetite zones in the footwall to the main orebody. This programme is currently in progress.

RAB and Aircore Drilling commenced to test for the presence of detrital iron deposits. Drilling was confined to existing mine infrastructure. Results have confirmed the presence of iron rich detrital mineralisation.

Highlights of analytical results received during the reporting period include the following significant intercepts:

Project	Hole ID	Depth	Dip	Azimuth	Intercept	P	S	Al2O3	SiO2	LOI
WIND	W10RC017	90	-60	3	11.0 m @ 58.79 % Fe from 7m 18.0 m @ 59.82 % Fe from 23m	0.095 0.110	0.109 0.105	1.89 0.94	5.15 1.47	7.67 7.00
WIND	W10RC018	84	-61	3	20.0 m @ 62.15 % Fe from 6m	0.124	0.040	0.79	2.68	6.25
WIND	W10RC019	90	-60	360	11.0 m @ 62.00 % Fe from 18m	0.120	0.028	1.16	2.33	5.65

These results are all from the W10 prospect at Windarling. Follow up drilling is planned at depth to confirm resource potential of this prospect.

2.3.3.	Mt Finnerty Joint Venture

Reconnaissance geological mapping was carried out over several target areas as identified from detailed aeromagnetic data.

Botanical and heritage surveys were completed and drilling proposals are in preparation.

2.3.4.	Cape Lambert Joint Venture

No field work was carried out during the quarter.

2.3.5.	Perrinvale Project

RC drilling was carried out at Perrinvale to test several zones of surface iron enrichment. The programme remains incomplete due to technical drilling issues. Assays confirmed weakly enriched iron formation with no significant zones of mineralisation.

Prospect	Type	No. Holes	Metres
Perrinvale	RC	12	835
Total			835

Reconnaissance mapping is complete and planning commenced on follow up RC and RAB/Aircore drilling.

2.3.6.	Cockatoo Island

RC drilling was carried out on hematite rich sandstones which were identified as having potential as feed for a beneficiation project thereby extending the life of the Cockatoo operation.

Prospect	Type	No. Holes	Metres
Cockatoo Bene Target	RC	31	2,720
Total			2,720

Drill cuttings have been despatched for assay. Based on geology and whole rock assays intervals will be selected for metallurgical testwork.

2.3.7.	Exploration Expenditure

(‘000)	Actual Jun Qtr 2008	Actual YTD 2008	Actual Jun Qtr 2007
Koolyanobbing Iron Ore Project	3,011	4,995	1,295
Cockatoo Island Iron Ore Project (100%)	210	248	27

3.0	FOREIGN EXCHANGE HEDGING

Total residual foreign exchange cover for the Portman Group at 30 June 2008 was US $547.0 million.

YEAR	2008	2009	2010	2011	TOTAL
Face Value US$M	223.0	181.0	122.0	21.0	547.0
Weighted Avg “Worst” Case Hedge Rate	0.8668	0.8636	0.8911	0.9200	0.8732

•	Up to 12 months maturity:

Uncommitted Hedging: Committed Hedging:	Minimum 40% Maximum 90% of forecast USD sales Maximum 90% of forecast USD sales

•	12 to 24 months maturity:

Uncommitted Hedging: Committed Hedging:	Minimum 20% Maximum 75% of forecast USD sales Maximum 30% of forecast USD sales

•	25 to 48 months maturity:

Uncommitted Hedging: Committed Hedging:	Minimum 10% Maximum 50% of forecast USD sales Maximum 20% of forecast USD sales

PORTMAN LIMITED

A.B.N. 22 007 871 892

Corporate Information

Directors
Joseph Carrabba	Chairman
Richard Mehan	Managing Director
David Gunning	Director
Donald Gallagher	Director
William Calfee	Director
Laurie Brlas	Director
Michael Perrott	Independent Director
Malcolm Macpherson	Independent Director

Company Secretary

Christopher Hunt

Caroline Rainsford

Registered Office

Level 11, The Quadrant

1 William Street

Perth 6000

WESTERN AUSTRALIA

Telephone:	(08) 9426 3333
Facsimile:	(08) 9426 3344

Internet site: www.portman.com.au

At 30 June 2008 there were 165,916,353 Ordinary shares on issue.

Substantial Shareholders as at 30 June 2008

Cliffs Asia-Pacific Pty Ltd

Reporting Calendar

Anticipated release dates for information in 2008 and other important anticipated dates are as follows:

2008 Half Year Report	29 August 2008
September 2008 Quarterly Report	Late October 2008